Exhibit 99.1

Independent Auditors' Report

To the Board of Trustees
Physicians Realty Trust

The Partners
Physicians Realty L.P.

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of the Baylor Charles A. Sammons Cancer Center for the year ended December 31, 2016, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses described in Note 1 to the financial statement, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Baylor Charles A. Sammons Cancer Center’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Chicago, Illinois
September 8, 2017

Baylor Charles A. Sammons Cancer Center
Statements of Revenues and Certain Direct Operating Expenses
(in thousands)

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
	(unaudited)
Rental revenues	$3,235	$12,941
Other revenues	166	503
Expense recoveries	1,844	7,326
Total revenues	5,245	20,770
Operating expenses	(1,878)	(7,461)
Revenues in excess of operating expenses	$3,367	$13,309

See accompanying notes.

Baylor Charles A. Sammons Cancer Center
Notes to Statements of Revenues and Certain Direct Operating Expenses

1. Business

On June 30, 2017, Physicians Realty Trust (together with its consolidated subsidiaries, the “Company”), through a subsidiary of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on an agreement to acquire the Baylor Charles A. Sammons Cancer Center, a multi-tenant, on-campus medical office building located in Dallas, Texas (the "Baylor Cancer Center") from BCC Cancer Center Venture, L.P. for an aggregate purchase price of approximately $290.0 million, subject to closing prorations and other adjustments.

The Baylor Cancer Center is leased to tenants under separate long-term operating leases, where the landlord is responsible for operating expenses and the tenants reimburse the landlord for their share of operating expenses. The accompanying statements of revenues and certain direct operating expenses have been prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the property, have been excluded. Such items include depreciation, amortization, interest expense, and income taxes. The accompanying unaudited statement of revenues and certain direct operating expenses for the three months ended March 31, 2017 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the period pursuant to the instructions to Rule 3-14.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

Revenue Recognition - Tenant leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease, adjusted to reflect a straight-line impact for specified increases in rent amounts, which are included in the leases.

3. Tenant Leases

The Company assumed all of the non-cancelable operating leases with the tenants that occupy the Baylor Cancer Center. The leases are subject to fixed escalators over and through the end of the lease term. The leases have remaining lease terms expiring at various dates from 2021 and 2026 and contain extension options as specified in the lease agreements.

Future minimum annual base rents, exclusive of operating expense reimbursements and extensions, to be collected under the leases as of December 31, 2016 are as follows:

2017	$12,515,560
2018	12,807,088
2019	13,104,614
2020	13,409,847
2021	13,596,018
Thereafter	60,417,857
Total	$125,850,984

For the year ended December 31, 2016, and for the three months ended March 31, 2017, two tenants, Baylor Health Care System and US Oncology, Inc., represented approximately 57% and 42% of total rental revenue, respectively.

4. Subsequent Events

Subsequent events were evaluated through September 8, 2017, the date the financial statements were available to be issued.